As filed with the Securities and Exchange Commission on November 21, 1997

                                                          Registration No. 333-

                          SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, D.C. 20549
                                      ------------
                                        FORM S-3
                                 REGISTRATION STATEMENT
                                          UNDER
                               THE SECURITIES ACT OF 1933
                                      ------------


          CHATEAU COMMUNITIES, INC.                 CP LIMITED PARTNERSHIP
        (Exact name of Registrant as            (Exact name of Registrant as
         specified in its charter)                specified in its charter)
                 MARYLAND                                   MARYLAND
      (State or other jurisdiction of          (State or other jurisdiction of
       incorporation or organization)           incorporation or organization)
                38-3132038                                  38-3140664
      (IRS Employer Identification No.)        (IRS Employer Identification No.)

                               6430 SOUTH QUEBEC STREET
                              ENGLEWOOD, COLORADO  80111
                                    (303) 741-3707
               (Address, including zip code, and telephone number, including area code, of Registrants' principal executive offices)
                                      ------------
                                    GARY P. MCDANIEL
                                6430 SOUTH QUEBEC STREET
                               ENGLEWOOD, COLORADO  80111
                                     (303) 741-3707
              (Name, address, including zip code, and telephone number,
                      including area code, of agent for service)
                                      ------------
                                       COPIES TO:
                                 JAY L. BERNSTEIN, ESQ.
                                     ROGERS & WELLS
                                     200 PARK AVENUE
                                NEW YORK, NEW YORK  10166
                                      (212) 878-8000
                                      ------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of the Registration Statement as determined by market conditions.

       If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [X] 333-4544

       If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                      ------------

    TITLE OF EACH CLASS OF SECURITIES TO BE       PROPOSED MAXIMUM OFFERING PRICE(3)       AMOUNT OF REGISTRATION FEE(4)
              REGISTERED(1)(2)
Guarantees (5)................................                $20,000,000
Debt Securities (6)...........................                $20,000,000
       Total..................................                $40,000,000                             $6,061


(1) The Debt Securities and Guarantees (collectively, the "Offered Securities") registered hereunder may be sold separately or together.
(2) Pursuant to this Registration Statement, Chateau Communities, Inc. may issue Guarantees and CP Limited Partnership may issue Debt Securities.
(3) The aggregate maximum public offering price of (i) all Guarantees issued by Chateau Communities, Inc. pursuant to this Registration Statement will not exceed $20,000,000 and (ii) all Debt Securities issued by CP Limited Partnership pursuant to this Registration Statement will not exceed $20,000,000.
(4) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.
(5) To the extent that any Debt Securities issued by CP Limited Partnership are not deemed to be investment grade, such Debt Securities will be fully and unconditionally guaranteed by, and will be accompanied by Guarantees of, Chateau Communities, Inc. None of the proceeds from such Debt Securities will be received by Chateau Communities, Inc. in connection with the issuance of the Guarantees.
(6) Such indeterminate amount of Debt Securities, as may from time to time be issued by CP Limited Partnership, which will either be non-convertible investment grade debt securities or other non-convertible debt securities that are fully and unconditionally guaranteed by Chateau Communities, Inc.


NF79343.1

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The information in the Registration Statement filed by Chateau Communities, Inc. and CP Limited Partnership with the Securities and Exchange Commission (File No. 333-4544) pursuant to the Securities Act of 1933, as amended, is incorporated by reference into this Registration Statement.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrants certify that they have reasonable grounds to believe that they meet all of the requirements for a filing on Form S-3 and have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on the 21st of November, 1997.


                                    CHATEAU COMMUNITIES, INC.

                                    By: /S/ TAMARA D. FISCHER
                                        -----------------------------
                                        Tamara D. Fischer
                                        Chief Financial Officer

                                    CP LIMITED PARTNERSHIP

                                    By: Chateau Communities, Inc. as
                                        general partner

                                    By: /S/ TAMARA D. FISCHER
                                        -----------------------------
                                        Tamara D. Fischer
                                        Executive Vice President and
                                        Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

SIGNATURE                                      TITLE                                              DATE
/S/ JOHN A. BOLL*                              Chairman of the Board of Directors                 November 21, 1997
----------------------------------------
John A. Boll

/S/ GARY P. MCDANIEL*                          Director and Chief Executive Officer               November 21, 1997
________________________________________       (Principal Executive Officer)
Gary P. McDaniel

/S/ C.G. KELLOGG*                              Director and President                             November 21, 1997
----------------------------------------
C.G. Kellogg

/S/ TAMARA D. FISCHER                          Chief Financial Officer (Principal Financial       November 21, 1997
----------------------------------------       Accounting Officer)
Tamara D. Fischer

/S/ EDWARD R. ALLEN*                           Director                                           November 21, 1997
----------------------------------------
Edward R. Allen

/S/ GEBRAN S. ANTON, JR.*                      Director                                           November 21, 1997
----------------------------------------
Gebran S. Anton, Jr.

/S/ JAMES L. CLAYTON*                          Director                                           November 21, 1997
----------------------------------------
James L. Clayton

/S/ STEVEN G. DAVIS*                           Director                                           November 21, 1997
----------------------------------------
Steven G. Davis

/S/ JAMES M. HANKINS*                          Director                                           November 21, 1997
----------------------------------------
James M. Hankins

/S/ JAMES M. LANE*                             Director                                           November 21, 1997
----------------------------------------
James M. Lane

/S/ DONALD E. MILLER*                          Director                                           November 21, 1997
----------------------------------------
Donald E. Miller

/S/ RHONDA G. HOGAN*                           Director                                           November 21, 1997
----------------------------------------
Rhonda G. Hogan

----------------------------------------
*By Tamara D. Fischer, Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT NO.       DESCRIPTION
-----------       -----------

5.1         Opinion of Rogers & Wells

5.2         Opinion of Piper & Marbury L.L.P.

23.1        Consent of Rogers & Wells (included as part of Exhibit 5.1)

23.2        Consent of Piper & Marbury L.L.P. (included as part of Exhibit 5.2)

23.3        Consent of Coopers & Lybrand L.L.P.

24 Power of Attorney (included on signature page to Registration Statement Number 333-4544)